FT 232

                         TRUST AGREEMENT

                     Dated:  January 6, 1998

     This Trust Agreement among Nike Securities L.P., as Depositor, The Chase Manhattan Bank, as Trustee, Muller Data Corporation, as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for The First Trust Special Situations Trust, Series 24" effective January 23, 1992 (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                        WITNESSETH THAT:

     In   consideration  of  the  premises  and  of  the   mutual
agreements herein contained, the Depositor, the Trustee, the Evaluator and Portfolio Supervisor agree as follows:


                             PART I


             STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.


                             PART II


              SPECIAL TERMS AND CONDITIONS OF TRUST


           FOR LATIN AMERICAN GOVERNMENT INCOME TRUST

     The following special terms and conditions are hereby agreed to:

         (a)    The  Bonds defined in Section 1.01(5)  listed  in
   Schedule A hereto have been deposited in trust under this Trust Agreement.

         (b) The fractional undivided interest in and ownership of the Trust Fund represented by each Unit for a Trust is the amount set forth under the captions "Summary of Essential Information - Fractional Undivided Interest in the Trust per Unit" in the Prospectus.

         (c)    The  number of units in a Trust  referred  to  in
   Section 2.03 is set forth under the caption "Summary of Essential Information - Number of Units" in the Prospectus.

         (d) For each Trust the First General Record Date and the amount of the second distribution of funds from the Interest Account shall be the record date for the Interest Account and the amount set forth under "Trust Summary-Initial Distribution" for such Trust in the Prospectus.

         (e) For each Trust the "First Settlement Date" is the date set forth under "Summary of Essential Information-First
   Settlement Date" for such Trust in the Prospectus.

         (f)    The  definition of "Bonds" contained  in  Section
   1.01(5) of the Standard Terms and Conditions of Trust shall be amended by inserting the following after "(the "Corporate
   Bonds")" appearing in the first sentence thereof:

   "interest bearing U.S. dollar - denominated sovereign debt obligations (the "Foreign Bonds"),zero coupon bonds (the
   "Zero Coupon Bonds")".

         (g)    Notwithstanding anything to the contrary  in  the
   first three sentences of Section 6.04 of Article VI of the Standard Terms and Conditions of trust the Trustee's fee, shall be calculated on the largest number of Units outstanding during each period in respect of which a payment is made pursuant to Section 3.05, and the initial rate at which such compensation is computed shall be the amount set forth in "Special Trust Information" for such Trust in the Prospectus.



                            PART III

     A. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, references to subsequent Series established after the date of effectiveness of the First Trust Special Situations Trust, Series 24 shall include FT 232.

     B. Notwithstanding any provision to the contrary contained in the Standard Terms and Conditions of Trust and in lieu of the receipt of Certificates evidencing ownership of Units of the
Fund, the Sponsor, at its option, may elect that Units of the Fund owned by it be reflected by book entry on the books and records of the Trustee. For all purposes the Sponsor shall be deemed the owner of such Units as if a Certificate evidencing ownership of Units of the Fund had actually been issued by the
Trustee.   The  Units reflected by book entry on  the  books  and
records of the Trustee may be transferable by the registered owner of such Units by written instrument in form satisfactory to the Trustee. The registered owner of Units reflected by book entry on the books and records of the Trustee shall have the right at any time to obtain Certificates evidencing ownership of such Units.

     C.    Section 2.01. of Article II of the Standard Terms  and
Conditions of Trust is hereby amended by inserting "(a)" prior to the beginning of the text of the paragraph and adding the following additional paragraphs:

     (b) From time to time following the Initial Date of Deposit, the Depositor is hereby authorized, in its discretion, to assign, convey to and deposit with the Trustee additional Bonds, in bearer form or duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form (or Contract Obligations relating to such Bonds), to be held, managed and applied by the Trustee as herein provided. Such deposit of additional Bonds shall be made, in each case, pursuant to a Notice of Deposit of Additional Bonds from the Depositor to the Trustee. The Depositor, in each case, shall ensure that each deposit of additional Bonds pursuant to this Section shall be, as nearly as is practicable, in the identical ratio as the Percentage Ratio for such Bonds as is specified in the Prospectus for the Trust and the Depositor shall ensure that such Bonds are identical to those deposited on the Initial Date of Deposit. The Depositor shall deliver the additional Bonds which were not delivered concurrently with the deposit of additional Bonds and which were represented by Contract
Obligations within 10 calendar days after such deposit of additional Bonds (the "Additional Bonds Delivery Period"). If a contract to buy such Bonds between the Depositor and seller is terminated by the seller thereof for any reason beyond the control of the Depositor or if for any other reason the Bonds are not delivered to the Trust by the end of the Additional Bonds Delivery Period for such deposit, the Trustee shall immediately draw on the Letter of Credit, if any, in its entirely, apply the monies in accordance with Section 2.01(d), and the Depositor
shall   forthwith   take  the  remedial   action   specified   in
Section 3.14. If the Depositor does not take the action specified in Section 3.14 within 10 calendar days of the end of the Additional Bonds Delivery Period, the Trustee shall forthwith take the action specified in Section 3.14.

      (c)     In  connection  with  the  deposits  described   in
Section  2.01  (a) and (b), the Depositor has,  in  the  case  of
Section  2.01(a) deposits, and, prior to the Trustee accepting  a
Section 2.01(b) deposit, will, deposit cash and/or Letter(s) of Credit in an amount sufficient to purchase the Contract Obligations (the "Purchase Amount") relating to Bonds which are not actually delivered to the Trustee at the time of such deposit, the terms of which unconditionally allow the Trustee to draw on the full amount of the available Letter of Credit. The Trustee may deposit such cash or cash drawn on the Letter of Credit in a non-interest bearing account for the Trust.

     (d) In the event that the purchase of Contract Obligations pursuant to any contract shall not be consummated in accordance with said contract or if the Bonds represented by Contract Obligations are not delivered to the Trust in accordance with
Section 2.01(a) or 2.01(b) and the monies, or, if applicable, the monies drawn on the Letter of Credit, deposited by the Depositor are not utilized for Section 3.14 purchases of New Bonds, such funds, to the extent of the purchase price of Failed Contract Obligations for which no Replacement Bond was acquired pursuant to Section 3.14, plus all amounts described in the next succeeding two sentences, shall be credited to the Principal Account and distributed pursuant to Section 3.05 to Unit holders of record as of the Record Date next following the failure of consummation of such purchase. The Depositor shall cause to be refunded to each Unit holder his pro rata portion of the sales charge levied on the sale of Units to such Unit holder attributable to such Failed Contract Obligation. The Depositor shall also pay to the Trustee, for distribution to the Unit holders, interest on the amount of the purchase price to the
Trust of the Failed Contract Obligation, at the rate of 5% per annum to the date the Depositor notifies the Trustee that no Replacement Bond will be purchased or, in the absence of such notification, to the expiration date for purchase of a Replacement Security specified in Section 3.14. Any amounts remaining from monies drawn on the Letter of Credit which are not used to purchase New Bonds or are not used to provide refunds to Unit holders shall be paid to the Depositor.

     (e) The Trustee is hereby irrevocably authorized to effect registration or transfer of the Bonds in fully registered form to the name of the Trustee or to the name of its nominee.

     (f) In connection with and at the time of any deposit of additional bonds pursuant to Section 2.01(b), the Depositor shall exactly replicate Cash (as defined below) received or receivable by the Trust as of the date of such deposit. For purposes of this paragraph, "Cash" means, as to the Principal Account, cash or other property (other than Bonds) on hand in the Principal Account or receivable and to be credited to the Principal Account as of the date of the deposit (other than amounts to be distributed solely to persons other than holders of Units created by the deposit) and, as to the Income Account, cash or other property (other than Bonds) received by the Trust as of the date of the deposit or receivable by the Trust in respect of distributions declared but not received as of the date of the deposit, reduced by the amount of any cash or other property received or receivable on any Bond allocable (in accordance with the Trustee's calculation of the monthly distribution from the Income Account pursuant to Section 3.05) to a distribution made or to be made in respect of a Record Date occurring prior to the deposit. Such replication will be made on the basis of a fraction, the numerator of which is the number of Units created by the deposit and the denominator of which is the number of Units which are outstanding immediately prior to the deposit.

     D.   Section 1.01(3) shall be amended to read as follows:

     "(3) "Evaluator" shall mean Muller Data Corporation and its successors in interest, or any successor evaluator appointed as hereinafter provided."

     E.   Section 1.01(2) shall be amended to read as follows:

     "(2) "Trustee" shall mean The Chase Manhattan Bank, or any successor trustee appointed as hereinafter provided."

     All references to United States Trust Company of New York in the Standard Terms and Conditions of Trust shall be amended to refer to The Chase Manhattan Bank.

     F.   Section 1.01(4) shall be amended to read as follows:

     "(4)"Portfolio  Supervisor" shall mean First Trust  Advisors
L.P. and its successors in interest, or any successor portfolio supervisor appointed as hereinafter provided."

     G.    Section  3.01 of the Standard Terms and Conditions  of
Trust shall be replaced in its entirety with the following:

     "Section 3.01. Initial Cost. The expenses incurred in establishing a Trust, including the cost of the preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture and other documents relating to the Trust, printing of Certificates, Securities and Exchange Commission and state blue sky registration fees, the costs of the initial valuation of the portfolio and audit of the Trust, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses, to the extent not borne by the Depositor, shall be borne by the Trust. To the extent the funds in the Income and Principal Accounts of the Trust shall be insufficient to pay the expenses borne by the Trust specified in this Section 3.01, the Trustee shall advance out of its own funds and cause to be deposited and credited to the Income Account such amount as may be required to permit payment of such expenses. The Trustee shall be reimbursed for such advance on each Record Date from funds on hand in the Income Account or, to the extent funds are not available in such Account, from the Principal Account, in the amount deemed to have accrued as of such Record Date as provided in the following sentence (less prior payments on account of such advances, if any), and the provisions of Section 6.04 with respect to the reimbursement of disbursements for Trust expenses, including, without limitation, the lien in favor of the Trustee therefor and the authority to sell Securities as needed to fund such reimbursement, shall apply to the payment of expenses and the amounts advanced pursuant to this Section. For the purposes of the preceding sentence and the addition provided in clause (4) of the first sentence of Section 5.01, the expenses borne by the Trust pursuant to this Section shall be deemed to have been paid on the date of the Trust Agreement and to accrue at a daily rate over the time period specified for their amortization provided in the Prospectus; provided, however, that nothing herein shall be deemed to prevent, and the Trustee shall be entitled to, full reimbursement for any advances made pursuant to this Section no later than the termination of the Trust. For purposes of calculating  the  accrual of organizational expenses  under  this
Section 3.01, the Trustee shall rely on the written estimates of such expenses provided by the Depositor pursuant to Section 5.01."

     H. The first sentence of Section 3.15. shall be amended to read as follows:

          "As compensation for providing supervisory portfolio services under this Indenture, the Portfolio Supervisor shall receive against a statement or statements therefor submitted to the Trustee monthly or annually an aggregate annual fee in an amount which shall not exceed the amount set forth under "Summary of Essential Information-Supervisory Fee" in the Prospectus times the number of Units outstanding as of the December Record Date of the immediately preceding year (such annual fee to be pro rated for any calendar year in which the Portfolio Supervisor provides services during less than the whole of such year), but in no event shall such compensation when combined with all compensation received from other series of the Fund and other unit investment trust sponsored by the Depositor for providing such supervisory services in any calendar year exceed the aggregate cost to the Portfolio Supervisor for providing such services.

     I.    Article  III of the Standard Terms and  Conditions  of
Trust is hereby amended by inserting the following paragraphs which shall be entitled Section 3.16.:

     "Section 3.16. Bookkeeping and Administrative Expenses. As compensation for providing bookkeeping and other administrative services of a character described in Section 26(a)(2)(C) of the Investment Company Act of 1940 to the extent such services are in addition to, and do not duplicate, the services to be provided hereunder by the Trustee or the Portfolio Supervisor, the Depositor shall receive against a statement or statements therefor submitted to the Trustee monthly or annually an aggregate annual fee in an amount which shall not exceed that dollar amount set forth in the Prospectus times the number of Units outstanding as of January 1 of such year except for a year or years in which an initial offering period as determined by
Section 4.01 of this Indenture occurs, in which case the fee for a month is based on the number of Units outstanding at the end of such month (such annual fee to be pro rated for any calendar year in which the Depositor provides service during less than the whole of such year), but in no event shall such compensation when combined with all compensation received from other unit investment trusts for which the Depositor hereunder is acting as Depositor for providing such bookkeeping and administrative services in any calendar year exceed the aggregate cost to the Depositor providing services to such unit investment trusts. Such compensation may, from time to time, be adjusted provided that the total adjustment upward does not, at the time of such adjustment, exceed the percentage of the total increase, after the date hereof, in consumer prices for services as measured by the United States Department of Labor Consumer Price Index entitled "All Services Less Rent of Shelter" or similar index, if such index should no longer be published. The consent or concurrence of any Unit holder hereunder shall not be required for any such adjustment or increase. Such compensation shall be paid by the Trustee, upon receipt of invoice therefor from the Depositor, upon which, as to the cost incurred by the Depositor of providing services hereunder the Trustee may rely, and shall be charged against the Interest and Principal Accounts on or before the Distribution Date following the Monthly Record Date on which such period terminates. The Trustee shall have no liability to any Certificateholder or other person for any payment made in good faith pursuant to this Section.

     If the cash balance in the Income and Principal Accounts shall be insufficient to provide for amounts payable pursuant to this Section 3.16, the Trustee shall have the power to sell (i) Bonds from the current list of Bonds designated to be sold pursuant to Section 5.02 hereof, or (ii) if no such Bonds have been so designated, such Bonds as the Trustee may see fit to sell in its own discretion, and to apply the proceeds of any such sale in payment of the amounts payable pursuant to this Section 3.16, provided, however, that Zero Coupon Obligations may not be sold to pay for amounts payable pursuant to this Section 3.16.

     Any moneys payable to the Depositor pursuant to this Section
3.16 shall be secured by a prior lien on the Trust Fund except that no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 6.04 herein.

     J. Section 3.14(b) of the Standard Terms and Conditions of Trust shall be amended to delete the requirement that each New Bond be rated "A" or better in the case of Trusts other than
Insured Trusts by Standard & Poor's Corporation or Moody's Investors Service, Inc., or comparably rated by any other nationally recognized credit rating service rating debt obligations which shall be designated by the Depositor and shall be satisfactory to the Trustee with the requirement that each such New Bond be rated "B" or better by Standard & Poor's Corporation or Moody's Investors Service, Inc. or comparably rated by any other nationally recognized credit rating service rating debt obligations which shall be designated by the Depositor and shall be satisfactory to the Trustee.



     IN WITNESS WHEREOF, Nike Securities L.P., The Chase Manhattan Bank, Muller Data Corporation and First Trust Advisors L.P. have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.


                              NIKE SECURITIES L.P.,
                              Depositor


                              By   Robert M. Porcellino
                                   Vice President

                             THE CHASE MANHATTAN BANK, Trustee



(SEAL)                        By   Rosalia A. Raviele
                                   Vice President

Attest:

Joan A. Currie
Second Vice President


                              MULLER DATA CORPORATION, Evaluator




(SEAL)                        By   Ronald Valinoti
                                   Chief Operating Officer

Attest:

Richard Birnbaum
Vice President
                             FIRST TRUST ADVISORS L.P.,
                              Portfolio Supervisor


                              By   Robert M. Porcellino
                                   Vice President




                  SCHEDULE A TO TRUST AGREEMENT
                 SECURITIES INITIALLY DEPOSITED


                               IN

                             FT 232


(Note:  Incorporated  herein  and  made  a  part  hereof  is  the
        "Portfolio"   as  set  forth  for  each  Trust   in   the
        Prospectus.)